Exhibit 99.1

    DATASTREAM PROVIDES PRELIMINARY FOURTH-QUARTER RESULTS AND NASDAQ LISTING
                                     UPDATE

    GREENVILLE, S.C., Feb. 7 /PRNewswire-FirstCall/ -- Datastream Systems, Inc. (Nasdaq: DSTME) released today preliminary financial results for the quarter ending December 31, 2004 and provided an update on its Nasdaq listing status.

    Based on preliminary information, Datastream expects to announce between $23.9 million and $24.4 million in total revenues and between $6.8 million and $7.3 million in license revenues for the quarter ending December 31, 2004, exceeding internal targets. The strength of the quarter came from over 60 new Datastream 7i software license sales, approximately half of which were to new customers. For the fourth quarter, Datastream expects to report a profitable quarter and its seventeenth consecutive quarter of positive operating cash flow, contributing to cash and cash equivalents of approximately $50.0 million at year end.

    These results are preliminary and unaudited, and the final results could differ from the results described herein due to, among other reasons, the financial review described below.

    On November 16, 2004, based on its delayed Form 10-Q filing for the quarter ended September 30, 2004, the Company was informed by the Nasdaq Stock Market that the Company's securities would no longer be listed on the Nasdaq National Market on November 26, 2004 unless the Company requested a hearing before the Nasdaq Listing Qualification Panel (the "Panel"). On November 23, 2004, the Company requested a hearing before the Panel and on December 21, 2004, the Company presented before the Panel. On February 1, 2005, the Company was informed by the Nasdaq Stock Market that the Panel had granted the Company's request for continued listing on the Nasdaq National Market, subject to specified conditions, including:

    * On or before February 7, 2005, the Company must update the Nasdaq Hearings Department on the results of Datastream's Audit Committee's investigation. The Company has submitted such information as requested. In this submission, the Company noted that it has expanded its review of international revenue recognition, and the Company indicated that it has not yet determined whether any adjustments will require a restatement of its previous financial statements. The Company expects to incur expenses related to this review of approximately $1.2 in the fourth quarter of 2004, and the Company will continue to incur expenses related to this review in the first quarter of 2005.

    * On or before February 15, 2005, the Company must file its Form 10-Q for the quarter ended September 30, 2004 with the Securities and Exchange Commission ("SEC"), and any necessary restatements. The Company has requested that Nasdaq extend the February 15, 2005 deadline for filing its 10-Q.

    * The Company must timely file all periodic reports for all reporting periods ending on or before December 31, 2005 and satisfy all other requirements for continued listing.

    In the event the Company does not demonstrate compliance with the aforementioned conditions, the Company's common stock may no longer be approved for trading on the Nasdaq National Market.

    The Panel reserves the right to reconsider the conditions for continued listing of the Company's common stock based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company's common stock inadvisable or unwarranted. The Nasdaq Listing and Hearing Review Council has the right to review the Panel's decision within 45 days of the issuance of the decision and may affirm, modify, reverse, dismiss or remand the decision to the Panel.

    Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company"). All other products or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

    This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the results of the investigation of the Company's Chinese operations and the results of the review by the Company of its international revenues could cause the Company to make adjustments to the financial results previously disclosed by the Company; the Company may not be able to file its Form 10-Q for the quarter ended September 30, 2004 by the deadline required by Nasdaq (whether or not extended) if the Company cannot complete its review and the independent auditors cannot complete their necessary procedures; the Company may not be able to comply with the other conditions for continued listing described above; if the Company cannot comply with the conditions for continued listing, the Company's common stock may no longer be approved for trading on the Nasdaq Stock Market, which could adversely affect the liquidity of the trading market for our common stock, and, therefore, could adversely affect the trading price of our common stock; with respect to the Company's review of its internal controls, the Company cannot be certain that it will comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or that it will be able to assess that the Company's internal controls are working effectively; increasing competition in the markets in which the Company competes; the stability of the Company's strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

SOURCE  Datastream Systems, Inc.
    -0-                             02/07/2005
    /CONTACT: Andy Murphy of SparkSource, Inc., +1-781-274-6061, amurphy@sparksource.com
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